As filed with the Securities and Exchange Commission on November 16, 2010

Registration No. 333-170176

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
     to

Form S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

CHATHAM LODGING TRUST
(Exact name of registrant as specified in governing instruments)

50 Cocoanut Row, Suite 216
Palm Beach, Florida 33480
(561) 802-4477
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jeffrey H. Fisher
Chief Executive Officer
50 Cocoanut Row, Suite 216
Palm Beach, Florida 33480
(561) 802-4477
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)	Julian T. H. Kleindorfer Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071-1560 (213) 485-1234 (213) 891-8763 (Telecopy)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the Securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Securities Being	Aggregate	Registration
Registered	Offering Price(1)(2)	Fee(1)
Common shares of beneficial interest, $0.01 par value	$150,000,000	$10,695

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the offering price of common shares that may be purchased by the underwriters upon the exercise of their over-allotment option.

Explanatory Note

This Amendment No. 2 is being filed solely to update certain information contained in Part II of the Registration Statement. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee	$10,695
FINRA filing fee	15,500
NYSE listing fee	38,640
Printing and engraving fees	145,000
Legal fees and expenses	250,000
Accounting fees and expenses	150,000
Transfer agent and registrar fees	1,500

Total	$611,335

All expenses, except the Securities and Exchange Commission registration fee and FINRA “filing” fee, are estimated.

Item 32.	Sales to Special Parties.

On October 29, 2009, we issued 1,000 common shares to Jeffrey H. Fisher in connection with the formation and initial capitalization of our company for an aggregate purchase price of $10,000. We redeemed the shares from Mr. Fisher for $10,000 upon completion of our initial public offering.

On November 3, 2009, Mr. Fisher subscribed to purchase $10,000,000 of our common shares at a price per share of $20.00 the offering price in our initial public offering. These shares were issued to Mr. Fisher concurrently with the closing of our initial public offering.

Item 33.	Recent Sales of Unregistered Securities.

We have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On October 29, 2009, we issued 1,000 common shares to Jeffrey H. Fisher in connection with the formation and initial capitalization of our company for an aggregate purchase price of $10,000. We redeemed the shares from Mr. Fisher for $10,000 upon completion of our initial public offering.

On November 3, 2009, Mr. Fisher subscribed to purchase 500,000 of our common shares at a price per share of $20.00 the offering price in our initial public offering. These shares were issued to Mr. Fisher concurrently with the closing of our initial public offering.

The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.	Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer, member, manager or partner and who is made or is threatened to be made a party to the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland General Corporation Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the Maryland General Corporation Law and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We have obtained an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act of 1933.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933 is against public policy and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Shares Being Registered.

None of the net proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits.  The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
Number		Exhibit Description

1.1		Form of Underwriting Agreement by and among Chatham Lodging Trust, Chatham Lodging, L.P. and the Underwriters named therein
3.1		Form of Amended and Restated Declaration of Trust of Chatham Lodging Trust(1)
3.2		Form of Bylaws of Chatham Lodging Trust(1)
3.3		Agreement of Limited Partnership of Chatham Lodging, L.P.(1)
5.1		Opinion of Venable LLP
8.1		Tax opinion of Hunton & Williams LLP
10.1		Chatham Lodging Trust Equity Incentive Plan(2)
10	.2(a)	Form of Employment Agreement between Chatham Lodging Trust and Jeffrey H. Fisher(1)
10	.2(b)	Form of Employment Agreement between Chatham Lodging Trust and Peter Willis(1)
10	.2(c)	Form of Employment Agreement between Chatham Lodging Trust and Dennis M. Craven
10.3		Subscription Agreement, dated November 3, 2009, between Jeffrey H. Fisher and Chatham Lodging Trust(3)
10	.4(a)	Purchase and Sale Agreement and Escrow Instructions, dated November 16, 2009, by and among Chatham Lodging Trust and certain affiliates of RLJ Development, LLC, for six Homewood Suites hotels(4)
10	.4(b)	First Amendment to Purchase and Sale Agreement and Escrow Instructions for six Homewood Suites hotels, dated December 24, 2009(1)
10.5		Agreement of Purchase and Sale, dated as of May 18, 2010, by and among Chatham Lodging Trust, as purchaser, and certain affiliates of Moody National Companies, as sellers, for the Residence Inn by Marriott, White Plains, NY; Hampton Inn & Suites Houston — Medical Center, Houston, TX; SpringHill Suites by Marriott, Washington, PA; and Courtyard by Marriott, Altoona, PA(2)
10.6		Agreement of Purchase and Sale, dated as of June 17, 2010, by and among Chatham Lodging Trust, as purchaser, and Holtsville Hotel Group LLC and FB Holtsville Utility LLC, as sellers, for the Residence Inn Long Island Holtsville, Holtsville, NY(2)
10.7		Agreement of Purchase and Sale, dated as of August 6, 2010, by and between Chatham Lodging Trust, as purchaser, and New Roc Hotels, LLC, as seller, for the Residence Inn New Rochelle, New Rochelle, NY
10.8		Agreement of Purchase and Sale, dated as of August 18, 2010, by and among Chatham Lodging Trust, as purchaser, and Royal Hospitality Washington, LLC and Lee Estates, LLC, as sellers, for the Homewood Suites Carlsbad, Carlsbad, CA
10.9		Form of Indemnification Agreement between Chatham Lodging Trust and its officers and trustees(1)
10.10		Form of LTIP Unit Vesting Agreement(1)
10.11		Form of Share Award Agreement for Trustees(1)
10.12		Form of Share Award Agreement for Officers(2)
10.13		Form of IHM Hotel Management Agreement(3)
10.14		Credit Agreement, dated as of October 12, 2010, among Chatham Lodging Trust, Chatham Lodging, L.P., as borrower, the lenders and other guarantors party thereto and Barclays Bank PLC, as administrative agent(5)
21.1		List of Subsidiaries of Chatham Lodging Trust
23.1		PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Chatham Lodging Trust
23.2		PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Initial Acquisition Hotels

Exhibit
Number	Exhibit Description

23.3	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Hampton Inn & Suites Houston, TX
23.4	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Residence Inn Holtsville, NY
23.5	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Courtyard by Marriott Altoona, PA, SpringHill Suites Washington, PA and Residence Inn White Plains, NY
23.6	DeLeon and Stang Consent to include Report on Financial Statements of Residence Inn New Rochelle, NY
23.7	Venable LLP Consent (included in Exhibit 5.1)
23.8	Hunton & Williams LLP Consent (included in Exhibit 8.1)

(1)	Incorporated by reference to Amendment No. 4 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on February 12, 2010 (File No. 333-162889).

(2)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2010 (File No. 001-34693).

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC on November 4, 2009 (File No. 333-162889).

(4)	Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on December 7, 2009 (File No. 333-162889).

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 18, 2010.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida on the 16th day of November, 2010.

CHATHAM LODGING TRUST

By:	/s/ Jeffrey H. Fisher
Jeffrey H. Fisher
(Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed below by the following person in the capacities and on the dates indicated.

Signature		Title	Date
/s/ Jeffrey H. Fisher Jeffrey H. Fisher		Chief Executive Officer and Trustee (Principal Executive Officer)	November 16, 2010

/s/ Dennis M. Craven Dennis M. Craven		Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2010

* Jack P. DeBoer		Trustee	November 16, 2010

* Glen R. Gilbert		Trustee	November 16, 2010

* C. Gerald Goldsmith		Trustee	November 16, 2010

* Robert Perlmutter		Trustee	November 16, 2010

* Rolf E. Ruhfus		Trustee	November 16, 2010

*By:	/s/ Dennis M. Craven Dennis M. Craven, As Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1.1		Form of Underwriting Agreement by and among Chatham Lodging Trust, Chatham Lodging, L.P. and the Underwriters named therein
3.1		Form of Amended and Restated Declaration of Trust of Chatham Lodging Trust(1)
3.2		Form of Bylaws of Chatham Lodging Trust(1)
3.3		Agreement of Limited Partnership of Chatham Lodging, L.P.(1)
5.1		Opinion of Venable LLP
8.1		Tax opinion of Hunton & Williams LLP
10.1		Chatham Lodging Trust Equity Incentive Plan(2)
10	.2(a)	Form of Employment Agreement between Chatham Lodging Trust and Jeffrey H. Fisher(1)
10	.2(b)	Form of Employment Agreement between Chatham Lodging Trust and Peter Willis(1)
10	.2(c)	Form of Employment Agreement between Chatham Lodging Trust and Dennis M. Craven
10.3		Subscription Agreement, dated November 3, 2009, between Jeffrey H. Fisher and Chatham Lodging Trust(3)
10	.4(a)	Purchase and Sale Agreement and Escrow Instructions, dated November 16, 2009, by and among Chatham Lodging Trust and certain affiliates of RLJ Development, LLC, for six Homewood Suites hotels(4)
10	.4(b)	First Amendment to Purchase and Sale Agreement and Escrow Instructions for six Homewood Suites hotels, dated December 24, 2009(1)
10.5		Agreement of Purchase and Sale, dated as of May 18, 2010, by and among Chatham Lodging Trust, as purchaser, and certain affiliates of Moody National Companies, as sellers, for the Residence Inn by Marriott, White Plains, NY; Hampton Inn & Suites Houston — Medical Center, Houston, TX; SpringHill Suites by Marriott, Washington, PA; and Courtyard by Marriott, Altoona, PA(2)
10.6		Agreement of Purchase and Sale, dated as of June 17, 2010, by and among Chatham Lodging Trust, as purchaser, and Holtsville Hotel Group LLC and FB Holtsville Utility LLC, as sellers, for the Residence Inn Long Island Holtsville, Holtsville, NY(2)
10.7		Agreement of Purchase and Sale, dated as of August 6, 2010, by and between Chatham Lodging Trust, as purchaser, and New Roc Hotels, LLC, as seller, for the Residence Inn New Rochelle, New Rochelle, NY
10.8		Agreement of Purchase and Sale, dated as of August 18, 2010, by and among Chatham Lodging Trust, as purchaser, and Royal Hospitality Washington, LLC and Lee Estates, LLC, as sellers, for the Homewood Suites Carlsbad, Carlsbad, CA
10.9		Form of Indemnification Agreement between Chatham Lodging Trust and its officers and trustees(1)
10.10		Form of LTIP Unit Vesting Agreement(1)
10.11		Form of Share Award Agreement for Trustees(1)
10.12		Form of Share Award Agreement for Officers(2)
10.13		Form of IHM Hotel Management Agreement(3)
10.14		Credit Agreement, dated as of October 12, 2010, among Chatham Lodging Trust, Chatham Lodging, L.P., as borrower, the lenders and other guarantors party thereto and Barclays Bank PLC, as administrative agent(5)
21.1		List of Subsidiaries of Chatham Lodging Trust
23.1		PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Chatham Lodging Trust
23.2		PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Initial Acquisition Hotels

Exhibit
Number	Exhibit Description

23.3	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Hampton Inn & Suites Houston, TX
23.4	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Residence Inn Holtsville, NY
23.5	PricewaterhouseCoopers LLP Consent to include Report on Financial Statements of Courtyard by Marriott Altoona, PA, SpringHill Suites Washington, PA and Residence Inn White Plains, NY
23.6	DeLeon and Stang Consent to include Report on Financial Statements of Residence Inn New Rochelle, NY
23.7	Venable LLP Consent (included in Exhibit 5.1)
23.8	Hunton & Williams LLP Consent (included in Exhibit 8.1)

(1)	Incorporated by reference to Amendment No. 4 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on February 12, 2010 (File No. 333-162889).

(2)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2010 (File No. 001-34693).

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 filed with the SEC on November 4, 2009 (File No. 333-162889).

(4)	Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on December 7, 2009 (File No. 333-162889).

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 18, 2010.